Exhibit 99.3

VERSO PAPER HOLDINGS LLC

and

VERSO PAPER INC.

Offer to Exchange up to

$72,882,000 Aggregate Principal Amount of their 11.75% Senior Secured Notes Due 2019

For Any and All of Their Outstanding 11.75% Senior Secured Notes Due 2019

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON                     , 2013,

UNLESS EXTENDED.

                    , 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Verso Paper Holdings LLC and Verso Paper Inc. (together, the “Issuers”) are offering, upon the terms and subject to the conditions set forth in the Prospectus dated                     , 2013 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”) to exchange their 11.75% Senior Secured Notes due 2019 (the “Additional Senior Secured Notes”) for a corresponding and equal aggregate principal amount of new 11.75% Senior Secured Notes due 2019 (the “Additional Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Prospectus, the terms of the Additional Exchange Notes are identical in all material respects to the corresponding Additional Senior Secured Notes, except that the Additional Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Additional Senior Secured Notes under certain circumstances relating to the Registration Rights Agreement, dated January 31, 2013, among the Issuers, the subsidiary guarantors party thereto and Citigroup Global Markets Inc., on behalf of the holders of the initial 11.75% Senior Secured Notes due 2019. Capitalized terms not defined herein are defined in the Prospectus.

The Exchange Offer is subject to certain customary conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the Prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus, dated                     , 2013;

2. The Letter of Transmittal for your use (unless Additional Senior Secured Notes are tendered by an Agent’s Message) and for the information of your clients (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) (facsimile copies of the Letter of Transmittal may be used to tender Additional Senior Secured Notes);

3. A form of letter which may be sent to your clients for whose accounts you hold Additional Senior Secured Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. A Notice of Guaranteed Delivery.

Your prompt action is requested. Please note the Exchange Offer will expire at 11:59 p.m., New York City time, on                     , 2013, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Additional Senior Secured Notes registered in your name or in the name of your nominee as quickly as possible.

In all cases, exchange of Additional Senior Secured Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Additional Senior Secured Notes, or confirmation of book entry transfer of such Additional Senior Secured Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.

Holders who wish to tender their Additional Senior Secured Notes and (i) whose Additional Senior Secured Notes are not immediately available or (ii) who cannot deliver their Additional Senior Secured Notes, the Letter of Transmittal or an Agent’s Message and in either case together with any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Additional Senior Secured Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer— Procedures for Tendering Additional Senior Secured Notes—Guaranteed Delivery Procedure” in the Prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Additional Senior Secured Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchange of Additional Senior Secured Notes pursuant to the Exchange Offer. The Issuers will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Additional Senior Secured Notes to them except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent by telephone at (302) 636-6181 (Attention: Sam Hamed) or by facsimile (for eligible institutions only) at (302) 636-4139 (Attention: Sam Hamed).

Very truly yours,

Verso Paper Holdings LLC and Verso Paper Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent, of the Issuers or any affiliate thereof, or authorize you or any other person to make any statements or use any document on behalf of any of the Issuers in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.

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